UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 17, 2011

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-137481	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 300, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 480-406-8220

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into Material Definitive Agreement

On March 17, 2011, we entered into a letter agreement (the “Agreement”) between our company and Glottech-USA, LLC (“Glottech-USA”) for an acquisition of one (1) initial unit of certain proprietary and patented mechanical ultrasound technology (the “Technology”) for use in the water treatment in regards to our lithium operations in Alberta, Canada. Pursuant to the terms of the Agreement, Glottech-USA will assemble and ship to our company one (1) unit of the Technology specifically designed for our water treatment purposes and will license the use of the Technology. Furthermore, we have agreed that in the event that we have purchased a minimum of five (5) Technology units within twelve (12) months from the date of execution, Glottech-USA has agreed that it will neither license or lease the Technology to any third party for use in the country of Canada.

In exchange for the acquisition of the Technology, we have agreed to pay to Glottech-USA a Licensing & Technology Payment in the amount of US$800,000 as follows:

(i)	US$25,000 upon execution of the Agreement (the “Initial Payment”);

(ii)	US$75,000 within 180 days of the date of execution which shall serve as confirmation by the company of its intent to formally proceed with the intent of the Agreement (the “Confirmation Payment”);

(iii)	US$700,000 with 10 days of receipt of invoice from Glottech-USA to cover the cost of components and assembly for one (1) Technology unit (the “Closing Payment”); and

(iv)

monthly royalties, to be paid within fifteen (15) calendar days from the receipt of the invoice, in an amount of $2.00 per physical ton of water processed pursuant to the usage of the Technology following satisfactory delivery and physical setup of the Technology and continuing thereafter for as long as the Technology remains in our possession (the “Royalties”).

Concurrent with the Confirmation Payment, we will issue 2,000,000 shares of our common stock to Glottech-USA’s designee(s) in consideration of the preferential royalty payment structure, the territorial licensing and limited exclusivity provisions of the Agreement. The share issuance to Glottech-USA will come from the total of ten million shares that have been pledged to our company from our President and CEO, Alex Walsh.

Item 9.01	Financial Statements and Exhibits

10.1	Letter Agreement between the Company and Glottech-USA, LLC dated March 17, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President, Secretary, Treasurer and Director

May 3, 2011